TERMINATION OF EXCLUSIVE LICENSING AGREEMENT


         THIS AGREEMENT (the "Termination Agreement") effective as of this 12th day of October, 1999, between Glaxo Wellcome Inc., a corporation organized and existing under the laws of the State of North Carolina, with its principal place of business at Five Moore Drive, Research Triangle Park, North Carolina 27709 (hereinafter, "GW") and Cellegy Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of California, with its principal office at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080 (hereinafter, "Cellegy"), is entered into by the parties in order to terminate by mutual agreement the Exclusive License Agreement between them, dated the 11th of November, 1996 (the "License Agreement") pursuant to which GW obtained an exclusive license to certain rights to the compound Glylorin under patent rights and know-how possessed by Cellegy.

         WHEREAS, GW and Cellegy mutually agree to terminate the License Agreement, subject to the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GW and Cellegy hereby agree as follows:

         1. Definitions. Except as otherwise defined herein, all capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the License Agreement.

         2. Termination of Agreement. GW and Cellegy hereby agree that the License Agreement is terminated in its entirety at the close of business on
October 15, 1999 (the "Effective Date") and, accordingly, all of their respective rights, obligations and duties under the Agreement shall be terminated as of the Effective Date and shall thereafter no longer have any force or effect, except as may be specifically set forth in this Termination Agreement.

         3. Certain Payments. This effective date for the cut off of charge-backs to GW for ongoing expenses, including, patent prosecution costs and trademark costs, charges for ongoing stability work, toxicology work and pharmaceutical professional fees, as well as all other charges relating to the Compound, shall be the Effective Date. All such charges (up to a maximum of $104,427.56) incurred prior to the Effective Date will be paid in full by GW. Cellegy will ensure that all outstanding charges are submitted to GW for collection prior to the Effective Date. Cellegy will pay GW $200,000 which

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such  amount  represents  the  net  amount  for (i) the  return  of the  prepaid
toxicology   milestone  payments  referenced  in  Section  4.4  of  the  License
Agreement, less (ii) an amount which has been previously agreed to by the parties as settlement of a proof of principal payment due to Cellegy under the License Agreement.

         4. Transfer of Regulatory Filings. (a) The IND with respect to the ichthyosis vulgaris indication (IND # 54,243), as well as copies of all regulatory correspondence between GW and FDA related thereto, will be transferred to Cellegy within sixty (60) days of the Effective Date. All FDA reporting requirements related to such IND will be updated and completed by GW through the Effective Date. Upon the date that GW transfers to Cellegy the IND referred to above, Cellegy shall assume all regulatory responsibilities related to such IND, including the preparation and filing of annual reports with respect to the IND.

         (b) The IND with respect to the n-CIE indication (IND # 41,553), as well as copies of all regulatory correspondence between GW and FDA related thereto, will be transferred to Cellegy within sixty (60) days of the Effective Date. All FDA reporting requirements related to such IND will be updated and completed by GW through the Effective Date. Upon the date that GW transfers to Cellegy the IND referred to above, Cellegy shall assume all regulatory responsibilities related to such IND, including the preparation and filing of annual reports with respect to the IND.

         5. Transfer of Clinical Trial Material. (a) Within sixty (60) days of the Effective Date, GW shall transfer to Cellegy all quantities of the Compound that GW has in its possession (hereinafter, the "Bulk Compound"). Thereafter, GW and Cellegy agree that Cellegy shall have legal title to the Bulk Compound. Cellegy shall pay to GW a non-refundable fee of $33,225.68 in order to acquire possession and legal title to the Bulk Compound.

         (b) GW DOES NOT MAKE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE QUALITY, SAFETY OR UTILITY OF THE BULK COMPOUND, AND SUCH BULK COMPOUND IS BEING TRANSFERRED TO CELLEGY ON AN "AS IS" BASIS. GW EXPRESSLY DISCLAIMS ANY WARRANTIES OF
MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES (EXPRESS OR IMPLIED) WITH RESPECT TO THE QUALITY, SAFETY, OR UTILITY OF THE BULK COMPOUND.

         (c) Cellegy agrees that Cellegy shall bear all regulatory responsibility and liability for the use of the Bulk Compound. Cellegy agrees that it shall not use any of the Bulk Compound in any clinical trial or otherwise in humans unless the results of Cellegy's quality assurance testing indicate that the Bulk Compound meets the specifications set forth in an IND (which has been filed with, and not withdrawn from, the FDA) with respect to the Compound.

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         6. Payment Mechanics. Each of GW and Cellegy acknowledge and agree that the net total of the payments referred to in Section 3 and Section 5(a) of this Agreement results in a net amount due to GW equal to $128,798.12, which such amount shall be paid by Cellegy to GW by wire transfer within thirty (30) days of the Effective Date to an account designated by GW. The foregoing payment shall constitute full and complete payment of all amounts owed by Cellegy to GW, and by GW to Cellegy, under the terms of the License Agreement.

         7. Acknowledgement. Cellegy acknowledges that prior to the date of this Termination Agreement, GW has transferred to Cellegy the completed Phase III clinical trial protocol for ichthyosis vulgaris free of charge.

         8. Transfer of Project Files. Within sixty (60) days of the Effective Date, GW shall transfer to Cellegy a copy of all of the GW clinical and nonclinical project files relating to the Compound. Following the return and review of the project files by Cellegy, GW shall, at Cellegy's request (which such request shall be made, if at all, within thirty (30) days from the receipt of the project files referred to above), participate in a single video conference with Cellegy (but such video conference shall not include any potential future licensees or sublicensees of the Compound), the purpose of which shall be to answer any outstanding questions that Cellegy may have regarding the development of the Compound. Other than as specified above, GW shall be under no obligation to provide any further data or information regarding the Compound.

         9. Certain Rights. Upon the Effective Date of this Termination Agreement, all rights licensed or otherwise transferred by Cellegy to GW under the License Agreement, or inventions developed by GW pursuant to the License Agreement relating to Patent Rights, Trademarks, the Compound, a Licensed Product, intellectual property or otherwise relating to the License Agreement, shall revert to Cellegy and shall be transferred and assigned back to Cellegy. GW shall take such actions and execute such instruments as Cellegy may reasonably request to reflect such transfer. Upon the Effective Date of this Termination Agreement, GW shall retain all rights, under Section 12.5(d) of the License Agreement, to use the Know-How to which it was licensed under the License Agreement; provided, however, that GW complies with its confidentiality obligations under the License Agreement to the extent that such Know-How may relate to the Compound, a Licensed Product or other Confidential Information of Cellegy.

         10. No Grant of Rights. GW represents and warrants to Cellegy that GW has not granted, assigned nor sublicensed any of its rights acquired pursuant to, or relating to the License Agreement to any other person or entity. To the best of GW's knowledge, GW has taken reasonable measures to protect the confidentiality of the Know-How, but Cellegy acknowledges that GW has disclosed material portions of the Know-How or other Confidential Information regarding the Compound to the third parties listed on Exhibit A hereto. GW represents that it has confidentiality agreements, or that GW's clinical research organization, CliniCor, Inc., has clinical investigator agreements which contain confidentiality provisions with the third parties listed on Exhibit A hereto, relating to such Know-How or Confidential Information.

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         11.  Release  from  Confidentiality.  Upon the  Effective  Date of this
Termination Agreement,  Cellegy's  confidentiality and non-use obligations under
Section 10 of the License Agreement shall terminate and be of no further force and effect as applied to any Confidential Information supplied by or on behalf of GW to Cellegy under the License Agreement, and shall terminate and be of no further force and effect, notwithstanding anything to the contrary in the License Agreement.

         12. Limitation of Liability. The parties acknowledge that GW is terminating its involvement in the development of the Compound. GW shall not be liable to Cellegy, its Affiliates, its sublicensees or other marketing collaborators, or their customers, or any third party, for any damages or losses whatsoever (including without limitation special, incidental, indirect, consequential or exemplary damages) resulting from the manufacture, testing, design, labeling, use, development, testing, promotion, marketing, sale or disposal of the Compound. It is acknowledged and agreed, however, that the obligation of GW to make the deliveries to Cellegy contemplated by Sections 4, 5, 8 and 9 hereof shall not be limited by the foregoing sentence.

         13. Indemnification. (a) Cellegy agrees to defend, indemnify and hold harmless GW and its Affiliates, directors, officers and employees from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney's fees and expenses incurred in connection with this provision), actions, or claims brought or threatened after the Effective Date and which relate to, or arise out of, the manufacture, testing, design, labeling, use, development, testing, promotion, marketing, sale or disposal of the Compound by Cellegy or its Affiliates, sublicensees, successors and assigns. It is acknowledged and agreed, however, that the foregoing obligation to defend, indemnify and hold harmless shall not apply with respect to any Compound or Licensed Product which was part of manufactured batch numbers C1148 and C0527 (hereinafter, the "Excluded Batches").

         (b) GW agrees to defend, indemnify and hold harmless Cellegy and its Affiliates, directors, officers and employees from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney's fees and expenses incurred in connection with this provision), actions, or claims brought or threatened after the Effective Date and which relate to, or arise out of, the manufacture, testing, design, labeling, use, development, or testing of the Excluded Batches.

         (c) A party which intends to seek indemnification under this Section 13 (such party hereinafter referred to as the "Indemnitee") in respect to a liability, loss, fine, penalty, damage, expense, action, or claim brought or threatened against such Indemnitee by a Third Party (such claim hereinafter referred to as a "Third Party Claim"), shall promptly give written notice thereof to the party from whom indemnification is sought (such other party hereinafter referred to as the "Indemnitor") within a reasonable period of time after the assertion of such Third Party Claim by such Third Party; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder, except to the

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extent that the Indemnitor is prejudiced by such failure.  The Indemnitor  shall have the right to assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that no settlement of any Third Party Claim shall include any admission of wrongdoing on the part of an Indemnitee, without the prior written consent of such Indemnitee, which such consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel, and at any time thereafter the Indemnitor shall be entitled to exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if the Indemnitor shall have exercised its right to assume control of such Third Party Claim, the Indemnitee (i) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee shall be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (ii) shall, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist the Indemnitor in evaluating and in defending any such Third Party Claim; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (iii) shall otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

         14. Headings. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Termination Agreement.

         15. Notices. Any notice required or permitted to be given hereunder shall be either delivered by hand or mailed by certified or registered mail or delivered by nationally recognized courier service, to the party to whom such notice is required or permitted to be given hereunder. Any notice shall be deemed to have been given when delivered, if delivered by hand, or then received by the other party if otherwise mailed or delivered.

All notices to GW shall be addressed as follows:

Glaxo Wellcome Inc.                     Glaxo Wellcome Inc.
Five Moore Drive                        Five Moore Drive
Research Triangle Park, NC 27709        Research Triangle Park, NC 27709
Attn.: Vice President-Dermatology       Attn.: General Counsel

All notices to Cellegy shall be addressed as follows:

Cellegy Pharmaceuticals, Inc.
349 Oyster Point Boulevard
Suite 200
South San Francisco, California 94080
Attn.: A. Richard Juelis

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         16.  Successors and Assigns.  This  Termination  Agreement  shall bind, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto.

         17. Expenses. Cellegy and GW shall each bear their own fees, costs and expenses incurred by them in connection with the negotiation, execution and performance of this Agreement.

         18. Entire Agreement; Modifications. This Termination Agreement constitutes the entire agreement and understanding between the parties with respect to the termination of the License Agreement. There are no collateral understandings, agreements or other representations, expressed or implied, between the parties relating to such termination. Any previous discussions, agreements or understandings between the parties regarding such termination are hereby superseded by this Termination Agreement. This Termination Agreement may not be modified, altered or amended except by written agreement of authorized representatives of the parties.

         19. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the North Carolina, exclusive of its choice-of-law rules.

         20. Counterparts. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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         IN WITNESS HEREOF, the parties have executed this Termination Agreement as of the Effective Date.

GLAXO WELLCOME INC.                     CELLEGY PHARMACEUTICALS, INC.


/s/ Dean J. Mitchell                    /s/ K. Michael Forrest
-------------------------------         --------------------------------
By: Dean J. Mitchell                    By: K. Michael Forrest
    Vice President, Business                President and
    Development and Planning,               Chief Executive Officer
    General Manager, Specialty
    Divisions

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